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                                                                    Exhibit 10.1


                             AGREEMENT AND RELEASE


            This Agreement (the "Agreement") is entered into as of the 18th day of April, 1999 by Thomas A. Rizk ("Rizk") and Mack-Cali Realty Corporation, a Maryland corporation ("Mack-Cali") with offices at 11 Commerce Drive, Cranford, New Jersey 07016 (collectively, the "Parties"), in consideration of the respective agreements and promises of the Parties contained in this Agreement.

            WHEREAS, the Parties have mutually agreed to terminate Rizk's employment;

            WHEREAS, the Parties disagree as to the amount payable pursuant to the Employment Agreement (as defined herein); and

            WHEREAS, the Parties wish to resolve this and all their disputes in connection with Rizk's employment and the Employment Agreement;

            NOW, THEREFORE, in consideration of the respective agreements and promises of the Parties contained in this Agreement, the Parties agree as follows:

      1. It is mutually agreed that Rizk's employment with Mack-Cali and the Employment Agreement, entered into as of December 11, 1997 between Rizk and Mack-Cali (the "Employment Agreement"), except Paragraphs 11 ("Confidential Information"), 12 ("Return of Documents"), 14 ("Remedies") (but solely as it relates to Paragraphs 11 and 12) and 15(a) ("Indemnification") thereof which shall be incorporated herein by reference and remain in full force and effect, will each be terminated effective on the date hereof (the "Termination Date"). In addition, the Indemnification Agreement dated December 11, 1997 between Mack-Cali and Rizk is hereby incorporated herein by reference and shall remain in full force and effect. Further, effective on the Termination Date, Rizk has resigned from (i) his position as Chief Executive Officer, (ii) the Board of Directors of Mack-Cali and the Executive Committee thereof, and (iii)


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all other offices or positions of responsibility he holds with any subsidiaries or affiliates of Mack-Cali, and has delivered the resignations attached hereto as Exhibit A to Mack-Cali. Rizk agrees that he will transfer to Mack-Cali or to a person or entity designated by Mack-Cali all of his ownership interests in all affiliates of Mack-Cali, other than interests in Mack-Cali Realty, LP and interests owned by TAR Realty. Finally, Rizk acknowledges that except as specifically provided herein, he ceased participation in the Mack-Cali plans, programs and arrangements, including, without limitation, the Security Plan, on the Termination Date.

      2. (a) The Parties disagree as to the amount due to Rizk in connection with termination of his employment; accordingly, the Parties have agreed that
(i) Rizk's options will be canceled, (ii) Mack-Cali will pay and Rizk will accept $18,525,000 REDUCED, as required by the Stipulation and Agreement of Compromise and Settlement entered in the Circuit Court for Baltimore City (Civil Action No. 97344041), by $2,535,000, for a net payment to Rizk of $15,990,000
(the "Termination Payment");

      (b) The Termination Payment will be paid as follows:

            (i) Simultaneously with the execution of this Agreement, Mack-Cali will provide Rizk with an irrevocable letter that instructs Summit Bank at the opening of business on the first business day following the Termination Date to
(a) wire transfer to the account designated on Schedule 2(b)(i) hereto an amount equal to $14,490,000 less applicable federal and state income and employment tax withholding ("Applicable Withholding") at the rates set forth in Schedule 2(b)(ii), which amounts to $5,209,155, for a net amount to be wire transferred of $9,280,845, and (b) to wire transfer to the account designated on Schedule 2(b)(iii) hereto $35,000, which represents the amount referred to in paragraph 2(b)(iii) hereof;

            (ii) As soon as practicable following the execution of this Agreement, Mack- Cali will establish and deposit into the "Rabbi Trust" formed in connection herewith, substantially in the form attached hereto as Exhibit B, one or more irrevocable, direct draw


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letters of credit payable to the trustee of the Rabbi Trust in the aggregate amount of $960,750. The letters of credit will permit an amount equal to $500,000 less Applicable Withholding at the rates then in effect as calculated by an accountant mutually acceptable to the Parties (the "Installment Payment") to be drawn down on each of April 20, 2000, 2001 and 2002 if Mack- Cali has failed to deposit in the Rabbi Trust a like amount in cash before such date. The Rabbi Trust will provide that on each of April 20, 2000, 2001 and 2002, the trustee shall pay the amount of the Installment Payment to Rizk (and Rizk shall be provided with a statement setting forth the gross proceeds and amounts of Applicable Withholding), unless Mack-Cali has given the trustee notice that Rizk has materially breached this Agreement, in which case no amount shall be paid. Upon the determination of such material breach or the lapse of time, as provided in accordance with the Rabbi Trust, the Rabbi Trust and the letter of credit will terminate and no further amounts will be paid to Rizk from the Rabbi Trust, all as provided in the Rabbi Trust. Upon final payment of the last Installment Payment, the Rabbi Trust and the letters of credit will terminate. Mack-Cali has the right at any time to substitute a like amount of cash for a letter of credit. Upon payment of amounts to Rizk, the letters of credit shall be reduced by the amount of the payment. Rizk shall select an individual or institution to serve as trustee, subject to the approval of Mack-Cali, which approval will not be unreasonably withheld. If the Parties cannot agree on a trustee, the trustee shall be Chase Manhattan Bank. Mack-Cali covenants and agrees to keep the letters of credit, as the same may be reduced from time to time, in place until the termination of the Rabbi Trust. Mack-Cali agrees to make such changes to the form of Rabbi Trust affecting the rights, powers, liabilities or obligations of the trustee as are reasonably requested by the trustee.

            (iii) An amount equal to $35,000 for legal fees incurred by Rizk in connection with the negotiation, review and execution of this Agreement shall be wire transferred to SBSF in accordance with instructions set forth in Schedule 2(b)(iii).


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      (c) As soon as practicable following presentation by Rizk of documentation reasonably acceptable to Mack-Cali, Mack-Cali will pay to Rizk an amount equal to reasonable, unreimbursed expenses incurred by Rizk in providing services to Mack-Cali pursuant to the Employment Agreement, in accordance with the normal policies of Mack-Cali for expense reimbursement;

      (d) Rizk agrees that he will return the BMW automobile currently provided to him by Mack-Cali promptly following the Termination Date; and

      (e) Mack-Cali will provide Rizk with his final payroll check through the Termination Date.

      3. From the Termination Date until the earlier of (i) the fifth anniversary of the Termination Date or (ii) the date on which Rizk obtains subsequent employment providing medical benefits, Mack-Cali shall continue Rizk's and his eligible dependants' participation in the Mack-Cali medical and dental plan in which senior executives of Mack-Cali participate on the same terms senior executives participate. Rizk acknowledges that the provision of medical and dental benefits under this Section 3 shall be in satisfaction of Rizk's right to elect continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (collectively, "COBRA"), in respect of the period following the Termination Date.

      4. The Parties agree that (i) on the first business day following the Termination Date, Rizk will issue a request to convert the 141,383 limited partnership units in Mack-Cali Realty, L.P. he owns ("OP Units"), and Mack-Cali shall so convert the OP Units, into common stock of Mack-Cali Realty Corporation ("Common Stock") and (ii) as directed by Mack-Cali, through a broker selected by Mack-Cali and reasonably acceptable to Rizk (the parties agreeing that J.P. Morgan and Prudential Securities are acceptable), over the fifteen business days following the Termination Date (the "Sale Period"), Rizk will offer to sell at a price not less than $29.25 the


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151,555 shares of Common Stock held by Rizk, and the 141,383 shares of Common
Stock acquired upon conversion of the OP Units, collectively totaling 292,938 shares (the "Subject Stock"). Rizk agrees that Mack-Cali shall control the timing and volume of each sale transaction; the Parties agree that Mack-Cali will direct the broker engaged to sell the Subject Stock to sell all of the Subject Stock at such times and in such amounts during the Sale Period so as to maximize the sale price. The Parties further agree that if at any time during the Sale Period the closing per share bid price of the Common Stock is below $29.25, Mack-Cali has the right prior to the opening of the stock market on the next business day (with telephonic notice to Rizk) to purchase some or all of the remaining unsold balance of the Subject Stock and Rizk has the obligation to sell to Mack-Cali at $29.25, each remaining share of Subject Stock that has not been sold in the market as described above. The closing of such purchase by Mack-Cali will take place on the third business day after Mack-Cali gives Rizk telephonic notice that it has so exercised its right to purchase at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York at 10:00 am. At the closing, Rizk will DWAC the number of shares of Subject Stock being purchased by Mack-Cali, free and clear of any liens or encumbrances, as directed by Mack-Cali. Upon receipt thereof, Mack-Cali will deliver to Rizk a certified check (or wire transfer to the account set forth in Schedule 2(b)(i) hereto) an amount equal to $29.25 multiplied by the number of shares purchased by Mack-Cali. At the end of the Sale Period, any remaining unsold shares of Subject Stock will be purchased by Mack-Cali or its designee at the greater of (i) the closing price of such stock on the last day of the Sale Period or (ii) 29.25 (the "Per Share Purchase Price"). Within two (2) business days of the end of the Sale Period, Mack-Cali will deliver to Rizk in respect of such remaining shares purchased a certified check (or wire transfer to the account set forth in Schedule 2(b)(i)) in an amount equal to the Per Share Purchase Price multiplied by the number of shares of Subject Stock purchased by Mack-Cali.


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      5. Rizk further represents that, pursuant to Section 12 of the Employment
Agreement, he has or will promptly return unconditionally all writings, records, documents, files and copies of thereof and other property of any kind belonging to Mack-Cali.

      6. Rizk agrees to release and forever discharge Mack-Cali, its subsidiaries and affiliates (including all of their past or present Advisory Board members), directors, officers, employees in their capacity as employees, agents, successors, and assigns (collectively referred to as the "Mack-Cali Releasees") from any and all obligations, liabilities, damages, debts, costs, claims, complaints, charges, actions, or causes of action in law or equity (collectively, "Claims") that Rizk or his heirs, administrators, successors, or assigns had, have, may have or may ever have against any Mack-Cali Releasee, whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, and whether known or unknown on the date hereof, and which arise, have arisen or may have arisen out of any action, inaction, statement, transaction or state of facts existing prior to the date of execution of this Agreement, including, but not limited to, Claims in any way related to Rizk's employment with Mack-Cali or the termination of that employment, whether or not arising under the Employment Agreement, and Claims based on federal, state, or local law, statute, regulation or the common law, including, but not limited to, Claims in any way related to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1988, Equal Pay Act, Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, or any Claims of breach of contract, wrongful discharge, breach of fiduciary duty or tort of any kind whatsoever, PROVIDED, that Rizk does not release any obligation pursuant to this Agreement, Section 15(a) of the Employment Agreement or the Indemnification Agreement.

      7. Mack-Cali agrees to release and forever discharge Rizk, his family, estate and affiliates or their successors or assigns (the "Rizk Releasees") from any and all Claims that Mack-Cali had, has, may have or may ever have against any Rizk Releasee, whether accrued,


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absolute, contingent, liquidated, unliquidated or otherwise, and whether known or unknown on the date hereof, and which arise, have arisen or may have arisen out of any action, inaction, statement, transaction or state of facts existing prior to the date of execution of this Agreement, including, but not limited to, Claims in any way related to Rizk's employment with Mack-Cali, whether or not arising under the Employment Agreement, PROVIDED, that Mack-Cali does not release any obligation pursuant to this Agreement, Paragraphs 11, 14 (but only as it relates to Paragraphs 11 and 12) or 15(a) of the Employment Agreement and the Indemnification Agreement.

      8. The Parties acknowledge that Mack-Cali would suffer irreparable harm by a material breach by Rizk of the covenants or agreements contained herein (collectively, the "Covenants"). Rizk agrees that in the event he materially breaches the Covenants, Mack-Cali may notify the trustee of the Rabbi Trust to cease all further payment of amounts and benefits due thereunder. The Parties further agree that nothing herein shall preclude Mack-Cali or Rizk from bringing a claim for damages against the other should the other Party breach this Agreement.

      9. Rizk agrees that for a period of three (3) years following the Termination Date he will not make any statements to any media, industry analysts, shareholders, professional or industry groups (including NAREIT), or publicly to any other person or entity, which are in any way disparaging (as defined below) of the business, reputation, competence, fairness or character of Mack-Cali (or any of its affiliates or Advisory Board members) or any officer, director, Advisory Board member or shareholder of Mack-Cali (or any of their affiliates), except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law or required in a legal action. A disparaging statement or the meaning of disparaging is any comment, oral or written, which would, if publicized, cause a reasonable person humiliation or substantial embarrassment or


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cause a reasonable recipient to question the business condition, integrity, competence or good character of any of these persons or entities. For purposes of this Section 9, "publicly" means to persons other than Rizk's immediate family and his advisors.

      10. Mack-Cali agrees that for a period of three (3) years following the Termination Date it will not make any statements to any media, industry analysts, shareholders, professional or industry groups (including NAREIT), or publicly to any other person or entity which are in any way disparaging (as defined below) of the business, reputation, competence, fairness or character of Rizk, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law or required in a legal action. A disparaging statement or the meaning of disparaging is any comment, oral or written, which would, if publicized, cause a reasonable person humiliation or substantial embarrassment or cause a reasonable recipient to question the business condition, integrity, competence or good character of Rizk. A statement will not be deemed to have been made by Mack-Cali unless it is made by or caused to be made by a member of the Board of Directors, the Advisory Board, or any officer of Mack-Cali of the rank Executive Vice President or above (collectively, "Mack-Cali Management"). The Parties specifically agree that statements made by members of Mack-Cali Management shall not violate this provision if made only to other Mack-Cali Management and such statements are not intended for public dissemination. For purposes of this
Section 10, "publicly" means to persons outside of Mack-Cali Management.

      11. Rizk shall not, for a period of twelve (12) months after the Termination Date, directly or indirectly, solicit, hire, engage or retain (or attempt to solicit, hire, engage or retain) for Rizk's own benefit, or for the benefit of any other person or entity in which Rizk has a substantial interest or is employed or self-employed, any officers in the employment of Mack- Cali or its affiliates as of the Termination Date, unless such officers are involuntarily discharged by Mack-Cali.


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      12. The Parties have mutually agreed to the form of the press release attached as Schedule 12 hereto announcing Rizk's resignation, and all future public statements will be consistent with that press release. The timing of the announcement will be in the control of Mack-Cali, but shall not be before Rizk receives an irrevocable letter from Mack-Cali that instructs Summit Bank at the opening of business on the first business day following the Termination Date to make the payments contemplated by Section 2(b)(i) and (iii) and the Parties will keep the existence and terms of this Agreement confidential until the press release is issued. The Parties further agree that for a period of six (6) months following the Termination Date, all telephone calls of a personal nature for Rizk will be answered by a secretary who will either give Rizk's number to the caller or take a message, as Rizk shall instruct.

      13. Mack-Cali confirms and agrees that the Indemnification Agreement shall apply to any suits, proceedings, or derivative actions, brought against Rizk which concern or arise as a result of this Agreement or the payments and benefits provided to Rizk hereunder, other than any suit, proceeding or action brought by a family member of Rizk. The intent and purpose of this paragraph is that, as provided in the foregoing sentence, Rizk shall not suffer any loss in connection with such Claims; hence Mack-Cali shall pay any damage or claim and directly pay any amount Rizk is required to pay in connection with such Claims.

            The provisions of this Section 13, Paragraph 15(a) of the Employment Agreement and the Indemnification Agreement are expressly subject to the following: Rizk shall give notice to Mack-Cali with reasonable promptness upon becoming aware of any Claims or other facts upon which a claim for indemnification will be based (provided, however, no delay by Rizk in exercising any of his rights or remedies under this Agreement shall operate as a waiver of any such right, power or privilege, except to the extent such delay materially prejudices Mack-Cali's ability to successfully defend the matter giving rise to any indemnification Claims); the notice shall set forth such information with respect thereto as is then reasonably available to Rizk.


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Mack-Cali shall have the right to undertake the defense of any such Claims asserted by a third party, and Rizk shall cooperate at Mack-Cali's reasonable expense in such defense and make available all records and materials reasonably requested by Mack-Cali in connection therewith. In any event, Rizk shall be entitled to participate in such defense, but shall not be entitled to indemnification with respect to the costs and expenses of such defense if Mack-Cali shall have diligently assumed the defense of any Claims; PROVIDED, that, if in the opinion of counsel to Rizk, the use of the same counsel to represent Mack-Cali and Rizk would present a conflict of interest, Rizk may employ his own counsel at Mack-Cali's expense. Rizk's selection of counsel shall be subject to approval of Mack-Cali, which approval shall not be unreasonably withheld. Mack- Cali shall not object to the selection of Swidler Berlin Shereff Friedman, LLP. In the event Mack-Cali decides not to or does not promptly undertake the defense of any such Claims, Rizk shall be entitled to indemnification with respect to all reasonable costs and expenses of such defense (including reasonable attorneys' fees, costs and expenses) and Mack-Cali will advance such fees, costs and expenses in accordance with the Indemnification Agreement. Any Claims to which Mack-Cali has undertaken to defend under this Section 13 shall not, without the written consent of Rizk, be settled or compromised nor shall any consent to entry of money judgment be agreed to; PROVIDED, HOWEVER, and notwithstanding anything to the contrary contained in this Agreement, Mack-Cali may settle any Claims without the consent of Rizk, but only if such settlement (i) requires only the payment of monetary damages that are paid in full by Mack-Cali, and (ii) includes as an unconditional term thereof, the release by the claimant or the plaintiff of Rizk from all liability arising from the events which allegedly gave rise to such Claims. Mack- Cali shall not be liable for any Claims settled by Rizk without its written consent

      14. Rizk acknowledges and agrees that he freely and voluntarily entered into this Agreement, that he has consulted with an attorney before signing this Agreement, that he had an opportunity to review this Agreement with an attorney of choice, and has had sufficient time to


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do so. Rizk further acknowledges and agrees that he fully understands the terms of this Agreement and this Agreement is in full satisfaction of Mack-Cali's obligations pursuant to the Employment Agreement.

      15. Rizk represents and agrees that he has not filed any complaints or charges or lawsuits against any Mack-Cali Releasee with any governmental or quasi-governmental agency or authority or any court and that Rizk will not do so in the future other than to enforce the terms of this Agreement, Section 15(a) of the Employment Agreement or the Indemnification Agreement. Mack-Cali represents and agrees that it has not filed any complaints or charges or lawsuits against Rizk with any governmental or quasi-governmental agency or authority or any court and that it will not do so in the future other than to enforce the terms of this Agreement, Section 11 or 14 of the Employment Agreement or the Indemnification Agreement.

      16. Mack-Cali shall have the right to deduct and withhold from all payments hereunder all Applicable Withholding. The withholding rates for the Termination Payment are set forth on Schedule 2(b)(ii).

      17. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company, Attention: General Counsel, at the address set forth above or to Rizk, c/o Swidler Berlin Shereff Friedman, LLP, 919 Third Avenue, New York, New York 10020, Attn: Andrew J. Levander, or to such other address as is provided to the other Party in writing.

      18. The Parties acknowledge and agree that this Agreement and the provisions of the Employment Agreement incorporated herein and the Indemnification Agreement constitute the complete agreement between them and that no oral modification of this Agreement is permissible. The Parties further acknowledge and agree that this Agreement, provisions of the


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Employment Agreement and the Indemnification Agreement incorporated herein supercede all previous contracts and agreements between the Parties and any such contracts and agreements shall become null and void upon execution of this Agreement.

      19. Nothing in this Agreement is to be understood as an admission by Mack-Cali or Rizk of any liability on their parts respectively under any federal, state, or local law or regulation or the common law.

      20. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. If this Agreement is executed by facsimile, the Parties shall deliver original signature pages to Battle Fowler LLP, 75 East 55th Street, New York, New York 10022 on the first business day after the Termination Date.

      21. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof. This Agreement is subject to the approval of the Board of Directors of Mack-Cali, which approval will be sought at a special meeting to be held on April 18, 1999 and which approval will be evidenced by delivery to Rizk of the irrevocable letter referred to in Section 2 hereof. If the funds represented by the wire transfer to Rizk described in Section 2(b)(i) hereof are not credited to the account of Rizk by the close of business on the first business day following the Termination Date, this Agreement shall be null and void AB INITIO.

                           [Signature Pages follows]






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                                       MACK-CALI REALTY CORPORATION


                                       By: /s/ Mitchell Hersh
                                           ----------------------------------
                                           Name: Mitchell Hersh
                                           Title: Chief Executive Officer



                                       /s/ Thomas A. Rizk
                                       --------------------------------------
                                       Thomas A. Rizk